Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-176055 of National CineMedia, Inc. on Form S-3 of our report dated February 23, 2012, relating to the consolidated financial statements of National CineMedia, Inc. and our report dated February 23, 2012 on the effectiveness of National CineMedia, Inc. and subsidiary’s internal control over financial reporting appearing in the Annual Report on Form 10-K of National CineMedia, Inc. for the year ended December 29, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

September 20, 2012